Exhibit 107
CALCULATION OF FILING FEE TABLES
Form S-8
(Form Type)
Sally Beauty Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock , $0.01 par value per share	457(c) and 457(h)	15,995,339 (1)(3)	$11.26 (2)	$180,107,517.14 (2)	$0.0001531	$27,574.46

Total Offering Amounts							$27,574.46

Total Fee Offsets				n/a

Net Fee Due							$27,574.46

(1)
Amount to be registered consists of 15,995,339 shares of common stock of Sally Beauty Holdings, Inc. (“Common Stock”) that may be offered or sold under the Sally Beauty Holdings, Inc. 2025 Omnibus Incentive Plan (the “Plan”).

(2)
Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(h) and 457(c) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on The New York Stock Exchange on January 22, 2025.

(3)
Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued as a result of stock splits, stock dividends or similar transactions.